Exhibit 99.2                      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED – BIOZONE LABORATORIES, INC.

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2010 and 2009

Consolidated Statements of Operations for the years ended December 31, 2010 and 2009

Consolidated Statements of Changes in Shareholders’ Equity (Deficiency) for the years ended December 31, 2010 and 2009

Consolidated Statements of Cash Flows for the years ended December 31, 2010 and 2009

Notes to the Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
BioZone Laboratories, Inc.

We have audited the accompanying consolidated balance sheets of BioZone Laboratories, Inc., (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in shareholders’ equity (deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As disclosed in Note 2 to the consolidated financial statements, the accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the Company will continue to realize its assets and discharge its liabilities in the normal course of business.  As of December 31, 2010, the Company had a shareholders’ deficiency of $939,095, negative working capital of $983,716 and sustained losses for the years ended December 31, 2010 and 2009. In addition, on August 15, 2011, the holder of the Company’s notes payable - bank declared the entire unpaid principal amount and accrued interest of these loans immediately due and payable. As of September 9, 2011, these loans were paid in full. The continuation of the Company as a going concern is dependent upon, among other things, the ability of the Company to obtain necessary equity or debt financing and the attainment of profitable operations.  These factors, among others, raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not give any effect to any adjustments that would be necessary should the Company be unable to continue as a going concern.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BioZone Laboratories, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Paritz and Co. P.A.

Hackensack, N.J.
August 25, 2011, except as to the last paragraph
of Note 13, which is dated September 9, 2011.

BIOZONE LABORATORIES, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009

ASSETS

Current assets:
Cash and cash equivalents	$117,121	$542,197
Account receivable - trade, net of allowance for doubtful accounts	1,208,677	1,565,339
$118,356 and $83,856, respectively
Account receivable - related party	411,816	-
Inventories	2,191,539	2,067,080
Prepaid expenses and other current assets	41,450	34,673
Total current assets	3,970,603	4,209,289

Property and equipment, net	3,256,873	3,331,493
Note receivable - related party	52,077	52,077
Deferred financing costs, net	11,648	12,186
	3,320,598	3,395,756

Total Assets	$7,291,201	$7,605,045

LIABILITIES AND SHAREHOLDERS' DEFICIENCY

Current liabilities:

Notes payable - bank	2,039,055	2,068,655
Accounts payable - trade	928,768	890,513
related party	399,078	198,851
Accrued expenses and other current liabilities	108,442	179,601
Notes payable - shareholder	1,102,926	727,605
Deferred income taxes	98,751	194,695
Current portion of long term debt	277,299	205,198
Total current liabilities	4,954,319	4,465,118

Long Term Debt	3,275,977	3,335,606

Shareholders' deficiency
Preferred stock, no par value, 5,000,000 shares authorized,
zero shares issued at December 31, 2010 and 2009	-	-
Common stock, no par value, 10,000,000 shares authorized,
2,250,000 shares issued and outstanding at December 31, 2010
and 2009, respectively	184,000	184,000
Accumulated deficit	(1,123,095)	(379,679)
Total shareholders' deficiency	(939,095)	(195,679)

Total liabilities and shareholders' deficiency	$7,291,201	$7,605,045

The accompanying notes are an integral part of these consolidated financial statements.

BIOZONE LABORATORIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Year Ended December 31,
	2010	2009

Sales	$13,354,712	$12,594,387

Cost of sales	7,676,217	6,726,757

Gross profit	5,678,495	5,867,630

Operating Expenses:
General and adminstrative expenses	5,403,006	4,945,318
Depreciation expense	446,960	466,773
Research and development expenses	212,042	213,991
Total Operating Expenses	6,062,008	5,626,082

Income (Loss) from operations	(383,513)	241,548

Interest expense	(403,555)	(450,808)

Loss before income tax benefit	(787,068)	(209,260)

Income tax benefit	(95,945)	(28,450)

Net loss	$(691,123)	$(180,810)

The accompanying notes are an integral part of these consolidated financial statements.

BIOZONE LABORATORIES, INC.
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIENCY)

	Common Stock
	Number of Shares	Amount	Accumulated Deficit	Total Shareholders' Equity (Deficiency)

Balance, December 31, 2008	2,250,000	184,000	(136,114)	47,886

Shareholder distribution from a variable interest entity			(62,755)	(62,755)

Net loss			(180,810)	(180,810)

Balance, December 31, 2009	2,250,000	184,000	(379,679)	(195,679)

Shareholder contribution			2,295	2,295

Shareholder distribution from a variable interest entity			(54,588)	(54,588)

Net loss			(691,123)	(691,123)

Balance, December 31, 2010	2,250,000	184,000	(1,123,095)	(939,095)

The accompanying notes are an integral part of these consolidated financial statements

BIOZONE LABORATORIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Audited)

	Year Ended December 31,
	2010	2009

Cash flows from operating activities
Net loss	$(691,123)	$(180,810)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:

Bad debt expense	554,343	551,853
Depreciation and Amortization	446,960	466,773
Inventory write-down	121,751	91,166
Deferred income taxes	(95,945)	(28,853)
Changes in assets and liabilities:
Accounts receivable	(609,498)	449,017
Inventories	(246,210)	(627,544)
Prepaid expenses and other current assets	(6,775)	(6,384)
Accounts payable	238,483	(126,730)
Accrued expenses and other current liabilities	(71,160)	(2,115)
Net cash provided by (used in) operating activities	(359,174)	586,373

Cash flows from investing activities
Purchase of property and equipment	(131,007)	(25,995)
Net cash used in investing activities	(131,007)	(25,995)

Cash flows from financing activities
Repayments of short-term loan	(73,757)	(190,849)
Repayments of long term debt	(184,166)	(170,097)
Advance from shareholder	375,321	195,743
Distributions to shareholder, net of contribution from variable interest entity	(52,293)	(62,755)
Net cash provided by (used in) financing activities	65,105	(227,958)

Net increase (decrease) in cash and cash equivalents	(425,076)	332,420

Cash and cash equivalents, beginning of year	542,197	209,777

Cash and cash equivalents, end of year	$117,121	$542,197

Supplemental disclosures of cash flow information:

Interest paid	$631,177	$487,413
Income taxes paid	-	-

Non-cash financing activity:
Capital lease obligations incurred for purchase of property and equipment	$240,795	-

The accompanying notes are an integral part of these consolidated financial statements

BioZone Laboratories, Inc.
Notes to Consolidated Financial Statements
December 31, 2010

NOTE 1 – BUSINESS DESCRIPTION

Biozone Laboratories, Inc. (the “Company”) was incorporated under the laws of the State of California and is a developer, manufacturer, and marketer of over-the-counter drugs and preparations, cosmetics, and nutritional supplements on behalf of health care product marketing companies and national retailers. In addition, we have been developing our proprietary drug delivery technology (the “BioZone Technology”) as an enhancement for approved, generic prescription drugs that are limited due to poor stability or bioavailability or variable absorption.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the Company will continue to realize its assets and discharge its liabilities in the normal course of business.  As of December 31, 2010, the Company had a shareholders’ deficiency of $939,095, negative working capital of $983,716 and has sustained losses for the years ended December 31, 2010 and 2009. In addition, on August 15, 2011, the holder of the Company’s notes payable - bank declared the entire unpaid principal amount and accrued interest of these loans immediately due and payable. As of September 9, 2011, these loans were paid in full. The continuation of the Company as a going concern is dependent upon, among other things, the ability of the Company to obtain necessary equity or debt financing and the attainment of profitable operations.  These factors, among others, raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not give any effect to any adjustments that would be necessary should the Company be unable to continue as a going concern. We are in discussions with bankers and our significant shareholders regarding financing alternatives and are reviewing our cost structure to identify any inefficiencies and opportunities for reductions.

Basis of Consolidation

The consolidated financial statements include the accounts of BioZone Laboratories, Inc. and 580 Garcia Properties, LLC, (“580 Garcia”). 580 Garcia owns the land and building used by the Company and is owned by one of the shareholders of the Company. The Company has determined that 580 Garcia meets the conditions of ASC Topic 810 as a Variable Interest Entity, and therefore has consolidated the accounts of 580 Garcia into its financial statements.  The Company is a guarantor of 580 Garcia’s mortgage loan payable on the property (see Note 6), and sole tenant in the property owned by 580 Garcia.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. These estimates and assumptions include, but not limited to, the collectability of accounts receivable and deferred taxes and related valuation allowances. Certain of our estimates, including evaluating the collectability of accounts receivable, could be affected by external conditions, including those unique to our industry, and general economic conditions. It is possible that these external factors could have an effect on our estimates that could cause actual results to differ from our estimates. We re-evaluate all of our accounting estimates at least quarterly based on these conditions and record adjustments when necessary.

Cash and Cash Equivalents

We consider all short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents.

The Company maintains cash balances at various financial institutions.  Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000.  The Company's accounts at these institutions may, at times, exceed the Federally insured limits.  The Company has not experienced any losses in such accounts.

Revenue Recognition

The Company operates as a contract manufacturer and produces finished goods according to customer specifications. The agreements with customers do not contain any rights of return other than for goods that fail to meet the specifications provided by the customer. The Company has not experienced any significant returns from customers and accordingly, in management’s opinion, no reserve for returns is provided. We record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the selling price to the customer is fixed or determinable and collectability of the revenue is reasonably assured.

Accounts Receivable and Allowance for Doubtful Accounts Receivable

We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts receivable. We extend credit to our customers based on an evaluation of their financial condition and other factors. We generally do not require collateral or other security to support accounts receivable. We perform ongoing credit evaluations of our customers and maintain an allowance for potential bad debts if required.

We determine whether an allowance for doubtful accounts is required by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations. In these cases, we use assumptions and judgment, based on the best available facts and circumstances, to record a specific allowance for those customers against amounts due to reduce the receivable to the amount expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received. The amounts calculated are analyzed to determine the total amount of the allowance. We may also record a general allowance as necessary.

Direct write-offs are taken in the period when we have exhausted our efforts to collect overdue and unpaid receivables or otherwise evaluate other circumstances that indicate that we should abandon such efforts.

Inventories

Inventories are stated at the lower of cost, determined using the weighted average cost method, and net realizable value.  Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose of the product.

Fair Value Measurements

We adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which  defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of our short and long-term credit obligations approximate fair value because the effective yields on these obligations are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

 Level 1 — quoted prices in active markets for identical assets or liabilities

 Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

 Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

Concentration of Credit Risk

Financial instruments that potentially expose us to concentrations of credit risk consist principally of cash and cash equivalents. We maintain our cash accounts at high quality financial institutions with balances, at times, in excess of Federally insured limits. Management believes that the financial institutions that hold our deposits are financially sound and therefore pose minimal credit risk.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided for on a straight-line basis over the useful lives of the assets. Expenditures for additions and improvements are capitalized; repairs and maintenance are expensed as incurred.

Impairment of long lived assets

Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable.  For assets that are to be held and used, impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value.  If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value.  Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable.  Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

Research and development

Research and development expenditures are charged to operations as incurred.

Income Taxes

We use the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if, based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We have no material uncertain tax positions for any of the reporting periods presented.

NOTE 3 - INVENTORIES

Inventories consist of the following:

	December 31, 2010	December 31, 2009

Raw Material	$1,659,569	$1,621,000
Work-in-Process	428,730	311,752
Finished Goods	103,240	134,328
Total	$2,191,539	$2,067,080

NOTE 4 – PROPERTY AND EQUIPMENT

A summary of property and equipment and the estimated useful lives used in the computation of depreciation and amortization is as follows:

	Useful Life	December 31, 2010	December 31, 2009

Vehicles	5 years	271,607	267,755
Furniture and Fixtures	10 years	60,935	60,936
Computers	5 years	142,978	142,978
Manufacturing Equipment	10 years	3,938,440	3,629,734
Lab Equipment	10 years	413,198	402,803
Building Improvements	19 years	1,545,758	1,496,909
Building	40 years	571,141	571,141
Land	-	380,000	380,000
		7,324,057	6,952,256
Accumulated Depreciation		(4,067,184)	(3,620,763)
Net		3,256,873	3,331,493

NOTE 5 – NOTE RECEIVABLE – RELATED PARTY

Note receivable – related party represents amounts due to the Company from Equalan Pharma, LLC (“Equalan”), an entity that has substantially common ownership as the Company. The note is non-interest bearing, unsecured and is due in December 2018.

NOTE 6 – NOTES PAYABLE - BANK

Notes payable - bank consists of the following:

	December 31, 2010	December 31, 2009

Borrowings under $2 million line of credit	$1,378,155	1,268,655
$800,000 term loan	660,900	800,000

	$2,039,055	$2,068,655

These obligations bear interest at an annual rate of Prime plus 0.5% payable monthly and are collateralized by a first priority lien on all of the borrower’s assets. In addition, our President and Chief Scientific Officer and our Executive Vice President, each of whom is a significant shareholder of the Company, have each personally guaranteed full repayment of these loans.

The obligations contain certain negative covenants, including a prohibition on incurring any debt outside of the normal course of business, and certain events of default, including any breach of the negative covenants, certain bankruptcy or insolvency events or a change of ownership of more than 25% of the Company’s common stock (see Note 13.)

NOTE 7 – NOTES PAYABLE - SHAREHOLDER

This amount is due to our Executive Vice President for advances made to the Company, bears interest at a weighted average rate of approximately 10% and is due on demand. The Company disagrees with the shareholder as to the balance due and has recorded the full amount claimed by the shareholder.

NOTE 8 – LONG-TERM DEBT

	December 31, 2010	December 31, 2009
Notes payable of the Company
Capitalized lease obligations bearing interest at rates ranging from 8.6% to 16.3%,
payable in monthly installments of $168 to $1,589, inclusive of interest	$445,413	339,669
City of Pittsburg Redevelopment Agency, 3% interest, payable in monthly installments	304,721	338,878
of $3,640 inclusive of interest
Other	100,000	110,000
Notes payable of 580 Garcia
Mortgage payable collateralized by the land and building,
payable in monthly installments of $20,794, inclusive of interest at 7.24% per annum	2,703,142	2,752,257
	$3,553,276	$3,540,804
Less: current portion	277,299	205,198
	$3,275,977	$3,335,606

Long-term debt (excluding capital leases) matures as follows:

12/31/2011	$101,507
12/31/2012	106,797
12/31/2013	112,435
12/31/2014	118,446
12/31/2015	124,766
Thereafter	2,543,912
$3,107,863

Future minimum annual lease payments for capital leases in effect at December 31, 2010 are as follows:

12/31/11	$204,409
12/31/12	161,740
12/31/13	76,323
12/31/14	57,482
12/31/15	16,811
Thereafter	-
516,765
Less interest portion	(71,352)
$445,413

NOTE 9 – INCOME TAXES

The reconciliation of income tax benefit at the U.S. statutory rate of 34% for the years ended December 31, 2010 and 2009 to the Company’s effective tax rate is as follows:

	Years Ended
	December 31, 2010	December 31, 2009

U.S. federal statutory rate	(34%)	(34%)
State income tax, net of federal benefit	(6%)	(6%)
Increase in valuation allowance	28%	26%
Income Tax (benefit)	(12%)	(14%)

The benefit for income tax is summarized as follows:

	Years Ended
	December 31, 2010	December 31, 2009

Federal:
Current	$-	$-
Deferred	(81,553)	(24,182)
State and Local:
Current	-	-
Deferred	(14,392)	(4,268)
Income tax provision (benefit)	$(95,945)	$(28,450)

The tax effects of temporary differences that give rise to the Company’s net deferred tax liability as of December 31, 2010 and 2009 are as follows:

	December 31, 2010	December 31, 2009

Deferred Tax Assets
Net operating losses	$274,138	$55,254
Allowance for doubtful accounts	47,342	33,542
	321,480	88,797
Less: Valuation allowance	(274,138)	(55,254)
	47,342	33,542
Deferred Tax Liability
Depreciation	(146,093)	(228,238)

Total deferred tax liability	$(98,751)	$(194,695)

As of December 31, 2010 and 2009, the Company had approximately $685,000 and $138,000 of Federal and state net operating loss carryovers (“NOLs”) which begin to expire in 2028. Utilization of the NOLs may be subject to limitation under Internal Revenue Code Section 382 should there be a greater than 50% ownership change as determined under regulations. A change of ownership occurred in June 2011 which resulted in an annual limitation on the usage of the Company's losses that are available through 2028.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the assessment, management has established a full valuation allowance against all of the deferred tax asset relating to the NOL’s for every period because it is more likely than not that all of the deferred tax asset will not be realized.

NOTE 10 - CONCENTRATIONS

Approximately, 30% and 11% of the Company’s sales for the years ended December 31, 2010 were made to two customers.  Approximately, 31% of the Company’s sales for the year ended December 31, 2009 were made to one customer.

NOTE 11– COMMITMENTS AND CONTINGENCIES

Leases

The Company is committed under operating leases for its properties, which provide for annual rentals of approximately $336,500 plus additional common charges through September 2014. Rental expense charged to operations for the years ended December 31, 2010 and 2009 was approximately $355,000 and $367,000, respectively.

NOTE 12 – RELATED PARTY TRANSACTIONS

Sales to a related party were approximately $190,000 and $188,000 for the years ended December 31, 2010 and 2009, respectively.

Purchases from a related party were approximately $209,000 and $158,000 for the years ended December 31, 2010 and 2009, respectively.

The Company received approximately $33,000 per year from a related party for use of the Company’s warehouse in the years ended December 31, 2010 and 2009, which amount is shown as a reduction of rental expense and included in cost of sales on the accompanying statement of operations.

NOTE 13 – SUBSEQUENT EVENTS

On June 30, 2011, the Company entered into stock purchase agreements with BioZone Pharmacueuticals, Inc. (“BioZone Pharma”) pursuant to which BioZone Pharma purchased 100% of the outstanding common stock of the Company.

On August 15, 2011, the holder of the notes payable – bank declared the entire unpaid balance and accrued interest of the notes immediately due and payable as a result of a default caused by the acquisition of the Company by BioZone Pharma referred to above.  On September 9, 2011, the notes and all accrued interest were paid in full.